Exhibit 99.1

Evommune to Host Webcast on EVO570 and Its Expanding Immunology Portfolio Today at 8:30 a.m. ET

Management to discuss the in-licensing of EVO570, an oral VAV1-directed molecular glue degrader

PALO ALTO, Calif., NEW YORK, November 5, 2026 – Evommune, Inc. (NYSE: EVMN) (“Evommune” or the “Company”), a clinical-stage biotechnology company developing innovative therapies that target key drivers of chronic inflammatory diseases, today announced that a pre-recorded webcast will be available at 8:30 a.m. E.T. today.

On the webcast, President and Chief Executive Officer Luis Peña and members of the management team will discuss EVO570, a potential best-in-class oral VAV1-directed molecular glue degrader. Evommune previously announced it has entered into an exclusive license agreement with Hinova Pharmaceuticals Inc. (SSE: 688302) granting Evommune worldwide rights outside of Greater China to develop, manufacture and commercialize EVO570 (formerly HC118 and known as HP570 in Greater China), an oral VAV1-directed molecular glue degrader (MGD). Management will cover the biology of VAV1, EVO570’s preclinical profile, the planned development path in rheumatoid arthritis, the terms of the transaction and how EVO570 fits within the Company’s broader immunology pipeline.

Webcast Information

The webcast will be available at 8:30 a.m. ET on Thursday, November 5, 2026, on the News & Events page of the Company’s website at https://ir.evommune.com/news-events/ir-calendar. An archived replay will remain on the website for 30 days following the event. The webcast will not include a live question-and-answer session; questions can be sent to the investor relations team.

About EVO570

EVO570 is an investigational, orally administered molecular glue degrader that directs VAV1 to the cell’s protein-disposal machinery for degradation. VAV1 expression is largely restricted to immune cells, where it acts as a key signaling protein downstream of both the T-cell and B-cell receptors. EVO570 is an investigational drug candidate and has not been approved by any regulatory authority.

About Evommune

Evommune, Inc. is a clinical-stage biotechnology company developing innovative therapies that target key drivers of chronic inflammatory diseases. The Company’s mission is to improve patients’ daily lives and prevent the long-term effects of uncontrolled inflammation that are a consequence of the limitations of existing therapies. To achieve this, Evommune is advancing a portfolio of differentiated product candidates that target key drivers of chronic inflammation. For more information, please visit www.evommune.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential therapeutic benefits of EVO570, the planned development path of EVO570, and the continued development of the Company’s product candidates. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including those described under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 5, 2026, as supplemented by its Quarterly Report on Form 10-Q filed with the SEC on August 6, 2026, and its other SEC filings. The Company disclaims any obligation to update these statements, except as required by law.

Contacts

Media and Investors:

Megan Humphreys

megan.humphreys@evommune.com